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Exhibit (a)(5)(F)

The following is an English translation of a letter sent by Bayer AG to the editor of the Berliner Morgenpost:

        "In the April 16, 2006 edition of the Berliner Morgenpost it may be read under the column "Names" that the board of management of Bayer already had information at the beginning of the year regarding an imminent hostile takeover of Schering AG by Merck and therefore instructed investment banks in planning a "white knight strategy."

        This statement is incorrect. The board of management of Bayer first learned of the takeover plans of Merck KGaA on the day of the publication of the Merck-Offer for Schering. Therefore, there was no basis for a "white knight strategy" for Bayer prior to this point in time.

Heiner Springer
Bayer AG
51638 Leverkusen"

The following is an English translation of a letter sent by Bayer AG to the editor of Die Welt and published in Die Welt on April 21, 2006:

        "In the April 15, 2006 edition of Die Welt it may be read that the board of management of Bayer already had information at the beginning of the year regarding an imminent hostile takeover of Schering AG by Merck and therefore instructed investment banks in planning a "white knight strategy."

        This statement is incorrect. The board of management of Bayer first learned of the takeover plans of Merck KGaA on the day of the publication of the Merck-Offer for Schering. Therefore, there was no basis for a "white knight strategy" for Bayer prior to this point in time.

Heiner Springer
Bayer AG
51638 Leverkusen"

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  Exhibit (a)(5)(F)